Pricing Supplement No.  			MTNAA035
Dated    						February 10, 2006
Rule 424(b)(3)
File No. 						333-122925, 333-122925-01

(To Prospectus Supplement Dated June 1, 2005
	and Prospectus Dated May 3, 2005)
	$10,000,000,000
	Citigroup Funding Inc.
	Medium-Term Notes, Series A
	Due Nine Months or More From Date of Issue
	Fully and Unconditionally Guaranteed by Citigroup Inc.

			CITIGROUP FUNDING INC.


Principal Amount or Face Amount:		$ 200,000,000.00
Issue Price:					          100.00%
Proceeds to Company on original issuance:	$ 199,650,000.00
Commission:						$     350,000.00
Agents' capacity on original issuance:
	Citigroup Global Markets Inc.: 	$ 196,000,000.00
	SBK-Brooks Investment Corporation: 	$   2,000,000.00
	Apex Pryor Securities,
	a Division of Rice Financial
	Products Company:   			$   2,000,000.00

Citigroup Global Markets Inc.'s capacity on original issuance: As Principal If as principal
       | | The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       |x| The Registered Notes are being offered at a fixed initial public offering price 100% of Principal Amount or Face Amount.

Form of Note: 				Global
Original Issue Date:			February 17, 2006
Stated Maturity:				February 17, 2009
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:
(If other than as set forth
in the Prospectus Supplement)
Interest Payment Dates: 		The 17th of every Feb/May/Aug/Nov
						(provided such dates are business days
						in New York)

First Interest Payment Date: 		May 17, 2006
Accrue to Pay:  				Yes
Indexed Principal Note:
Type of Interest on Note:		Floating Rate
Interest Rate (Fixed Rate Notes): 	N/A
Base Rate (Floating Rate Notes): 	LIBOR Telerate
Calculation Agent:  			Citibank
Computation of Interest:  		Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:  			Quarterly on each interest payment date
Rate Determination Dates: 		Quarterly, 2 London business days prior
(If other than as set forth		to each Interest Reset Date
in the Prospectus Supplement)
Index Maturity:   			USD 3 Month LIBOR
Spread: 					+ 4 basis points
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:     		No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   			No
Renewable Note: 				No
Optional Extension of Maturity: 	No

Optional Redemption:   			No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment: 			No
	Optional Repayment Dates:
	Optional Repayment Prices:

Discount Note:   				No
	Total Amount of OID:
	Bond Yield to Call:
	Bond Yield to Maturity:
	Yield to Maturity:

CUSIP:  					1730T0AD1